Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated August 29, 2023 in the Report of MMTEC, INC. on the Amendment No.2 to the Registration Statement Form 6-K, with respect to the consolidated balance sheets of Alpha Mind Technology Limited, its subsidiaries, and variable interest entities (collectively the “Company”) as of December 31, 2022, and the related consolidated statements of income (loss) and comprehensive income (loss), shareholders’ equity, and cash flows for the year ended December 31, 2022, and the related notes included herein.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
January 25, 2024	Certified Public Accountants
PCAOB ID: 1171